Exhibit 10.5

SEPARATION AGREEMENT AND RELEASE
This Agreement is between Castlight Health, Inc. ("Castlight") and Dena Bravata (“Bravata”).
RECITALS
Bravata is currently employed by Castlight but Bravata and Castlight agree that Bravata will cease employment with Castlight on December 31, 2014.
Bravata and Castlight desire to provide for an orderly mechanism for effecting a separation in order to assure that such separation will occur amicably and efficiently.
AGREEMENT AND RELEASE
ACCORDINGLY, the parties agree as follows:
1.Effective Date; Settlement Terms.
(a)This Agreement will be effective and Castlight shall pay Bravata the sum of $129,000, less deductions and withholding as required under applicable law, on December 31, 2014 provided that she has signed this Agreement on or before December 31, 2014 (“Effective Date”).

(b)Bravata and Castlight agree that Bravata’s last day of employment shall be December 31, 2014.
(c)If Bravata elects under COBRA to continue Bravata’s health insurance benefits, Castlight shall pay the amount owed by the Employee under COBRA for health insurance for the 6-month period following her last day of employment on December 31, 2014.

(d)Bravata is eligible to receive her full 2014 target bonus, less deductions and withholding as required under applicable law, in accordance with Castlight’s standard bonus policies.

(e)Castlight has granted Bravata certain options to purchase shares of Castlight’s Class A common stock pursuant to Castlight’s 2008 Stock Incentive Plan (the “2008 Plan”) and Class B common stock pursuant to Castlight’s 2014 Equity Incentive Plan (the “2014 Plan”). Provided that Bravata has signed this Agreement on or before December 31, 2014, then on December 31, 2014, all options granted to Bravata (collectively, the “Bravata Options”) will accelerate in vesting, such that the total number of shares vested under each Bravata Option will be equal to the number of shares that would have vested had Bravata remained employed through June 30, 2015. A schedule of such options that will be vested through June 30, 2015 is attached hereto.

(f)Bravata will have the right to exercise the Bravata Options to the extent vested as of her termination of employment and as a result of the vesting acceleration provided for in paragraph 1(e) above in accordance with the terms of the 2008 Plan or 2014 Plan, as applicable, and the stock option agreements evidencing the Bravata Options (hereafter collectively referred to as the “Stock Option Agreements”). Regardless of whether Bravata signs this Agreement, Bravata’s rights concerning the Bravata Options above will continue to be governed by the Stock Option Agreements. Bravata acknowledges and agrees that Bravata has no rights in or to Castlight’s capital stock except as set forth herein.

2.Bravata acknowledges and agrees that as an executive officer of Castlight, she may have come into possession of material nonpublic information regarding Castlight, and that in accordance with Castlight’s Insider Trading Policy and applicable law, she will not trade in Castlight securities until the first open trading window following her cessation of employment, and will not trade in Castlight securities while otherwise in possession of material nonpublic information.

3.General Release and Specific ADEA Release.
(a) Bravata and her representatives, heirs, successors, and assigns do hereby completely release and forever discharge Castlight, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which Bravata may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date of this Agreement (including, without limitation, the future effects of such acts, omissions, or conditions), arising from or in any way related to her employment by Castlight, whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation, including, but not limited to, the matters that were raised or could have been raised in the claim referenced above in the RECITALS (collectively, the “Released Claims”). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, retaliation and claims related to disability. Released Claims shall also include, but not be limited to, claims for severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit. Bravata likewise releases the Released Parties from any and all obligations for attorneys’ fees incurred in regard to the above claims, or otherwise. Notwithstanding the foregoing, Released Claims shall not include (i) any claims based on obligations created by or reaffirmed in this Agreement; (ii) any claims for indemnification, defense or coverage under Castlight’s bylaws, charter, directors & officers insurance policies or any other similar agreement or arrangement; (iii) any claims for vested benefits or entitlements under any Castlight benefit or compensation plan (including without limitation the 2008 Plan, the 2014 Plan and the Stock Option Agreement) or (iv) any claims that as a matter of law cannot be released.
(b) In further consideration of the payments and benefits provided to Bravata and her representatives, heirs, successors, and assigns in this Agreement, Bravata hereby irrevocably and unconditionally fully and forever waives, releases and discharges the Released Parties from any and all Claims, whether known or unknown, from the beginning of time to the date of the Bravata's execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, Bravata hereby acknowledges and confirms that: (i) she has read this Agreement in its entirety and understands all of its terms; (ii) she has been advised of and has availed herself of her right to consult with her attorney prior to executing this Agreement; (iii) she knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (iv) she is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which she is otherwise entitled; (v) she was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of her choice, although she may sign it sooner if desired; (vi) she understands that she has seven (7) days from the date she signs this Agreement to revoke only the release of ADEA claims in this paragraph by delivering notice of revocation to Shannon Espinola, Sr. Director, People Strategy at Castlight, 121 Spear Street, Suite 300, San Francisco, CA 94105 by overnight delivery before the end of such seven-day period, but that her release of any and all other claims under this Agreement shall be immediately effective and irrevocable upon her signing of this Agreement; and (vii) she understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which she signs this Agreement.
4.Section 1542 Waiver. The parties understand and agree that the Released Claims include not only claims presently known to Bravata, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Section 2. Bravata understands that she may hereafter discover facts different from what she now believes to be true, which if known, could have materially affected this Agreement, but she nevertheless waives any claims or rights based on different or additional facts. Bravata knowingly and voluntarily waives any and all rights or benefits that she may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.
5.Covenant Not to Sue. The parties intend for this release to be enforced to the fullest extent permitted by law. Bravata waives her right to file any charge or complaint arising out of her employment with or separation from the Company before any federal, state, or local court or any state or local administrative agency, except where such waivers are prohibited by law, provided, however, that she hereby waives any right to receive any monetary award resulting from such a charge or investigation.

6.Confidential Information, Return of Company Property, Nondisparagement and Non-Solicitation.

(a)Castlight has developed, compiled and owns certain proprietary techniques and confidential information that have great value in its business. This information includes but is not limited to any and all information (in any medium, including but not limited to, written documents and electronic files) concerning unpublished personnel, legal matters, financial data, marketing and sales data, product and product development information, customer lists, employee lists, contracts, licensing agreements, processes, formulas, trade secrets, inventions, discoveries, improvements, data, know‑how, formats, marketing plans, business plans, strategies, forecasts, and supplier and vendor identities, characteristics and agreements (“Confidential Information”). Bravata has had access to confidential information of other employees and vendors of Castlight. Confidential Information includes not only information disclosed by Castlight or its Clients to Bravata in the course of Bravata’s employment with Castlight, but also information developed or learned by Bravata during the course of Bravata’s employment with Castlight. Confidential Information is to be broadly defined.

(b)Bravata acknowledges that during her employment with Castlight she has had access to such Confidential Information. Bravata agrees that at all times after Bravata’s employment with Castlight is terminated, Bravata will (i) hold in trust, keep confidential, and not disclose to any third party or make any use of the Confidential Information of Castlight or its other employees; (ii) not cause the transmission, removal or transport of Confidential Information of Castlight or its other employees; (iii) not publish, disclose, or otherwise disseminate Confidential Information of Castlight or its other employees.

(c)Bravata agrees to promptly inform Castlight of all documents and data pertaining to her employment and the Confidential Information of Castlight and its other employees, whether prepared by Bravata or otherwise coming into her possession or control. Bravata agrees to promptly deliver to Castlight all such written, electronic or other tangible material containing any information concerning or disclosing the Confidential Information of Castlight or its other employees or vendors. Bravata agrees that she is not entitled to any of the benefits of this Agreement until she is in compliance with this Section.

(d)Bravata agrees to promptly deliver to Castlight all company property including any keys, books, records, credit cards, company-purchased cell phones and any other tangible property which has come into her possession or control during the term of her employment, save and except for Bravata’s records of her payroll and employment-related tax documents. Bravata agrees that she is not entitled to any of the benefits of this Agreement until she is in compliance with this Section 6.

(e)Bravata acknowledges and agrees that the covenants contained in this Section 6 are material to this Agreement and that a violation of this Section shall constitute a material breach of this Agreement. Castlight shall be entitled to receive injunctive relief to enforce these covenants, and may seek any other remedy available to it by law.

(f) Bravata agrees that she shall not disparage the Released Parties to anyone, including but not limited to, employees and former employees, media or other third parties, or otherwise make statements or take actions which would place the Released Parties, or any of them, in a negative light.  Similarly, Bravata will not disparage any Castlight product or service to anyone, including but not limited to, employees and former employees, media or other third parties, or otherwise make statements or take actions which would place such service in a negative light.  Additionally, Castlight agrees that it’s current Officers and Directors as defined in Section 16 of the Securities Exchange Act of 1934 shall not disparage Bravata to anyone, including but not limited to, Castlight employees, and former employees, media or other third parties, or otherwise make statements or take actions which would place Bravata in a negative light.
(g)Bravata acknowledges that, because of her responsibilities at Castlight, she has been exposed to Castlight’s business strategies, information on customers and clients, and other valuable Proprietary Information and trade secrets, and that use or disclosure of such Proprietary Information and trade secrets in breach of this Agreement would be extremely difficult to detect or prove. she also acknowledges that Castlight’s relationships with its employees, customers, clients, vendors, and other persons are valuable business assets. Therefore, Bravata agrees as follows:

(i) Bravata shall not, for a period of one year following termination of her employment with Castlight, directly or indirectly solicit, induce, recruit, or encourage any officer, director, or employee of Castlight to leave Castlight or terminate her or her employment with Castlight.
(ii) Bravata shall not, for a period of one year following the termination of her employment with Castlight for any reason: (i) use Castlight’s Proprietary Information or trade secrets to interfere with any business relationship or contract between Castlight and any of its customers, clients, vendors, business partners, or suppliers; or (ii) for the purpose of selling products or services competitive with Castlight’s, solicit any person, firm, corporation or entity that was a customer or client or prospective client of Castlight at any time during the one-year period preceding the termination date of my employment by using Castlight’s Proprietary Information or trade secrets, or otherwise soliciting such customers by using means that amount to unfair competition.
7.Confidentiality. Bravata understands and agrees that this Agreement and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by Bravata to any entity or person, except Bravata’s tax attorney, accountant or other attorney, for any reason, at any time, without the prior written consent of Castlight, unless required by law.

8.Cooperation. Bravata agrees that, upon written request of Castlight, she will make herself reasonably available to cooperate with Castlight and any of its officers, directors, shareholders, or employees in connection with any investigation or review by Castlight or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Bravata was employed by Castlight and in respect of which Bravata has knowledge (“Cooperation”). In no event shall Bravata be required to provide any Cooperation if such Cooperation is adverse to her own legal or business interests. Bravata shall be entitled to reimbursement, upon receipt by Castlight of suitable documentation, for her reasonable out-of-pocket expenses for such Cooperation (to the extent such expenses are warranted and Bravata obtains Castlight’s consent in writing, which consent shall not be unreasonably withheld).

9.Nonadmission. The parties understand and agree that this is a compromise settlement of disputed claims and that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by Castlight. The liability for any and all claims is expressly denied by Castlight.

10.Integration. The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by Castlight, or any other Released Party on any subject whatsoever, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties on any subject whatsoever are embodied and expressed in this Agreement. This Agreement shall supersede all prior or contemporaneous agreements and understandings among Bravata, Castlight, and any other Released Party, whether written or oral, express or implied, with respect to any subject whatsoever, including without limitation, any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Agreement as having continued effect.

11.Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

12.Assignment; Successors and Assigns. Bravata agrees that she will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Bravata represents that she has not previously assigned or transferred any claims or rights released by her pursuant to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party. This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement.

13.Severability. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

14.Attorneys’ Fees. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, each party shall be responsible for paying its own attorneys’ fees and costs.

15.Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California.

16.Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit or against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

17.Representation by Counsel. The parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each party’s own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement.

Dated 11/24/2014	/s/ Dena Bravata Dena Bravata
Dated 11/24/2014	CASTLIGHT HEALTH By: /s/ John Doyle

Bravata Options Vesting Through June 30, 2015

1. Grant M0000131 granted Feb 14, 2011 with Strike Price of $0.80
13,399 options vesting on or before June 30, 2015

2. Grant M0000384 granted April 9, 2013 with Strike Price of $1.12
6,534 options vesting on or before June 30, 2015

3. Grant M0000469 granted September 25, 2013 with Strike Price of $1.29
20,000 options vesting on or before June 30, 2015

4. Grant M0000831 granted March 13, 2014 with Strike Price of $16.00
18,750 options vesting on or before June 30, 2015